EXHIBIT 99.1

DATE: January 5, 2005

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS
PROMOTES MARTIN J. EMERSON
TO CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, January 5, 2005 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced that, effective immediately, Martin J. Emerson has been promoted to President and Chief Executive Officer from his current role as President and Chief Operating Officer. Mr. Emerson has also been appointed to the company’s Board of Directors. In addition, the company announced that Douglas W. Kohrs, the company’s current Chairman and CEO, will remain an active officer of the company as Chairman of the Board.

“Marty has played a key role in building the organization during its extraordinary growth over the past four-plus years,” Mr. Kohrs said. “It gives me great pleasure to hand over the top position at AMS to someone with his global leadership skills, strategic vision, and personal integrity.”

Mr. Emerson has twenty years of medical device experience and has contributed significantly to AMS’ success. In his more than four years at AMS, Mr. Emerson has held executive roles including Vice President and General Manager of International, Executive Vice President of Global Sales and Marketing, Chief Operating Officer, and most recently, President. His previous career experience has included leadership roles at Baxter International and Boston Scientific where he had responsibilities in both finance and general management.

“I am honored to be taking the reins as CEO,” said Mr. Emerson. “Our core executive team remains unchanged. As a team, we are committed to continuing to build the company’s product portfolio, providing an ever-increasing number of cures to patients worldwide, and delivering significant value to our shareholders,” he added.

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, and other pelvic disorders in men and women. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relation-ships. In recent years, the number of people seeking treatment has increased markedly as a result

American Medical Systems
January 5, 2005

of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The company’s products were used to treat over 120,000 patients in 54 countries during the last year.

More information about the company and its products can be found at its website www.AmericanMedicalSystems.com and in the company’s Annual Report on Form 10-K for 2003 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com